State of Delaware
Secretary of State
Division of Corporations
Delivered 05:02 PM 11/22/2021
FILED 05:02 PM 11/22/2021
SR 20213871417 - File Number 4065163

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

ROTH CH ACQUISITION V CO.

I, Byron Roth, being the Co-Chief Executive Officer of Roth CH Acquisition V Co., a corporation existing under the laws of the State of Delaware (the "Corporation"), do hereby certify as follows:

FIRST: The name of the Corporation is Roth CH Acquisition V Co.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 5, 2020 (the "Certificate of Incorporation").

THIRD: The Certificate of Incorporation is hereby amended by striking Article FIFTH thereof in its entirety and substituting in lieu thereof a new Article FIFTH, which shall read in its entirety as follows:

> "FIFTH: The total number of shares which the Corporation shall have authority to issue is fifty million (50,000,000) shares of common stock, $0.0001 par value."

FOURTH: This Certificate of Amendment of the Certificate of Incorporation has been duly adopted by unanimous written consent of the Board of Directors of the Corporation and by written consent of holders of a majority of the issued and outstanding shares of common stock of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

[*Signature page follows*]

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 22nd day of November 2021.

/s/ Byron Roth
Name: Byron Roth
Title: Co-Chief Executive Officer